Exhibit 99.1

For Immediate Release	CONTACT:	Charles D. Christy
Chief Financial Officer
(810) 237-4200
Charlie.Christy@cbcf-net.com
	CONTACT:	Kathleen Miller
Investor Relations
(810) 257-2506
Kathleen.Miller@cbcf-net.com
	TRADED:	NASDAQ
	SYMBOL:	CBCF
October 20, 2005
CITIZENS BANKING CORPORATION
ANNOUNCES THIRD QUARTER 2005 RESULTS
FLINT, MICHIGAN -— Citizens Banking Corporation announced net income of $21.0 million for the three months ended September 30, 2005. This represents an increase of $0.4 million or 2.1% over the second quarter of 2005 net income of $20.6 million and an increase of $1.3 million or 6.9% over the third quarter of 2004 net income of $19.6 million. Diluted net income per share was $0.48, compared with $0.47 for the second quarter of 2005 and $0.45 for the same quarter of last year. Annualized returns on average assets and average equity during the third quarter of 2005 were 1.06% and 12.71%, respectively, compared with 1.06% and 12.62% for the second quarter of 2005 and 1.02% and 12.27% for the third quarter of 2004.
Net income for the first nine months of 2005 totaled $61.6 million or $1.41 per diluted share, which represents an increase in net income of $5.8 million or 10.4% and $0.13 per diluted share over the same period of 2004.
“We’re pleased to report another quarter of quality earnings growth in a challenging interest rate environment,” stated William R. Hartman, chairman, president and CEO. “Once again, our results were driven by solid loan growth with disciplined expense management,” continued Hartman.
Key Highlights in the Quarter:
•	Commercial and commercial real estate loans grew by $31.8 million or 1.1% from June 30, 2005 and $171.6 million or 6.1% from September 30, 2004 due to continued strong growth in our Southeast Michigan market, continued focus on the sales management process and several new relationships in key Michigan and Wisconsin markets.
•	Net charge-offs increased to $5.3 million in the third quarter of 2005 compared with $2.4 million in the second quarter of 2005 and $5.0 million in the third quarter of 2004. The net charge-offs in the third quarter of 2005 included $1.3 million related to the sale of nonperforming commercial loans with a balance of $6.7 million. The higher net charge-off level was reflected in the third quarter of 2005 provision for loan losses of $4.0 million, which was $2.6 million or 186.5% higher than the second quarter of 2005.
•	Nonperforming assets decreased $6.4 million or 13.1% from the second quarter to $42.6 million at September 30, 2005 and the nonperforming asset ratio improved to 0.76%, its lowest level in four years, from 0.89% at June 30, 2005. The decrease reflects the sale of nonperforming commercial loans, which was partially offset by an increase in repossessed assets and nonperforming consumer loans.
Balance Sheet
Citizens’ total assets at September 30, 2005 were $7.9 billion, an increase of $25.4 million or 0.3% compared with June 30, 2005 and an increase of $191.9 million or 2.5% from September 30, 2004. The increases were due to growth in total portfolio loans, the effect of which was partially offset by declines in the investment portfolio. Portfolio loans increased $46.0 million or 0.8% compared with June 30, 2005 and $265.8 million or 5.0% compared with September 30, 2004 as a result of growth in both consumer and commercial loans.

Commercial and commercial real estate loans increased $31.8 million or 1.1% at September 30, 2005 compared with June 30, 2005 and increased $171.6 million or 6.1% from September 30, 2004. The increases were a result of continued strong growth in the Southeast Michigan market, increased focus on the sales management process and several new relationships in key Michigan and Wisconsin markets, which were partially offset by a continued reduction of exposure on credits not meeting Citizens’ risk parameters, including the third quarter 2005 nonperforming loan sale, and normal competitive pressures.
Residential mortgage loans were $532.0 million at September 30, 2005, an increase of $7.2 million or 1.4% compared with June 30, 2005 and an increase of $29.2 million or 5.8% from September 30, 2004. The increases in the mortgage portfolio were the result of enhanced, more competitive adjustable-rate mortgage (ARM) product offerings, which are desirable for the bank to hold in the portfolio. Citizens continues to sell most new fixed rate production into the secondary market while retaining most new ARM production.
Total consumer loans, which are comprised of direct and indirect loans, were essentially unchanged from June 30, 2005 and increased $65.1 million or 3.3% over September 30, 2004. The growth over September 30, 2004 was the result of numerous marketing campaigns throughout the last twelve months. During the three month period ended September 30, 2005, direct consumer loans decreased $15.3 million or 1.3% and indirect loans increased $22.3 million or 2.6%. The decline in direct consumer loans was the result of not running a loan campaign during the last three months and weaker consumer demand in Citizens’ markets. The growth in indirect consumer loans was due to seasonality in marine and recreational vehicle volume as well as the bank’s continued emphasis on strong relationships with the dealer network.
Total deposits were $5.2 billion at September 30, 2005, essentially unchanged from June 30, 2005 and September 30, 2004. Core deposits, which exclude all time deposits, totaled $3.3 billion at September 30, 2005, a decrease of $62.8 million or 1.8% from June 30, 2005 and a decrease of $313.5 million or 8.6% from September 30, 2004. The decreases in core deposits were largely the result of clients migrating their funds into time deposits with higher yields and to promotional rate products within the market. Time deposits totaled $1.9 billion at September 30, 2005, an increase of $88.5 million or 4.9% compared with June 30, 2005 and an increase of $272.7 million or 17.0% from September 30, 2004. The increases in time deposits were partially due to an increase in brokered funds.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, were $1.9 billion at September 30, 2005, essentially unchanged from June 30, 2005 and an increase of $208.7 million or 12.4% from September 30, 2004. The increase was the result of Citizens’ response to the aforementioned loan and deposit changes.
Credit Quality
Nonperforming assets totaled $42.6 million at September 30, 2005, a decrease of $6.4 million or 13.1% compared with June 30, 2005 and a decrease of $9.8 million or 18.6% compared with September 30, 2004. Nonperforming assets at September 30, 2005 represented 0.76% of total loans plus other repossessed assets acquired compared with 0.89% at June 30, 2005 and 0.99% at September 30, 2004. Nonperforming commercial loan inflows decreased to $9.9 million in the third quarter of 2005 compared with $21.1 million in the second quarter of 2005 and $22.3 million in the third quarter of 2004 while outflows totaled $17.3 million for the third quarter of 2005 compared with $17.5 million in the second quarter of 2005 and $29.4 million in the third quarter of 2004. Nonperforming assets at September 30, 2005 reflect a sale of nonperforming commercial loans with a balance of $6.7 million.
Net charge-offs increased to $5.3 million or 0.38% of average portfolio loans in the third quarter of 2005 compared with $2.4 million or 0.17% of average portfolio loans in the second quarter of 2005 and $5.0 million or 0.38% of average portfolio loans in the third quarter of 2004. The third quarter net charge-offs included $1.3 million related to the sale of non performing commercial loans referenced above. The third quarter net charge-offs also included a $0.7 million charge-off on a large participated credit, an increase of $1.2 million in consumer loan charge-offs due to the seasonally low level in the second quarter of 2005 and an earlier than anticipated build-up of repossessed assets.
The provision for loan losses increased to $4.0 million in the third quarter of 2005 compared to $1.4 million in the second quarter of 2005 and decreased from $5.0 million in the third quarter of 2004. The increase in the provision over the second quarter reflects the higher net charge-off level as a result of the nonperforming commercial loan sale. The reduction in the provision for loan losses compared with the prior year reflects a continued improvement in the overall risk of the portfolio.

As a result of the changes in net charge-offs and provision for loan losses, the allowance for loan losses totaled $118.6 million or 2.13% of portfolio loans at September 30, 2005, a decrease of $1.3 million and $3.6 million from June 30, 2005 and September 30, 2004, respectively.
Based on seasonal business trends, anticipated improvement due to the recent nonperforming loan sale, and the overall risk in the loan portfolio, Citizens anticipates net charge-offs and provision expense in the fourth quarter to be lower than the third quarter of 2005.
Net Interest Margin and Net Interest Income
Net interest margin was 3.93% for the third quarter of 2005 compared with 3.92% for the second quarter of 2005 and 4.02% for the third quarter of 2004. The increase in net interest margin compared with the second quarter of 2005 resulted from an improvement in commercial loan interest income, largely offset by shifts within the deposit portfolio from lower cost savings and transaction products to time deposits and continued pressure on loan spreads. The improvement in commercial loan interest income was due to loan exit fees and recovered interest, which positively impacted the third quarter net interest margin percentage by two basis points. The decrease in net interest margin compared with the third quarter of 2004 was due to growth in higher yielding deposit products and pricing compression in commercial loans, partially offset by a shift in asset mix from investment securities to higher yielding commercial loans. For the nine months ended September 30, 2005, net interest margin declined to 3.94% compared with 4.00% for the same period of 2004 as a result of the aforementioned changes.
Net interest income was $69.6 million in the third quarter of 2005 compared with $68.8 million in the second quarter of 2005 and $69.3 million in the third quarter of 2004. The increase in net interest income compared with the second quarter of 2005 was driven by a higher net interest margin and growth in average earning assets. The slight increase compared with the third quarter of 2004 resulted from an increase in average earning assets, partially offset by a lower net interest margin. The earning asset increases were driven by growth in consumer and commercial loans outpacing declines in the securities portfolio.
Net interest income for the first nine months of 2005 totaled $206.7 million, essentially unchanged from the same period of 2004. The lower net interest margin was substantially offset by the effect of a $109.1 million increase in earning assets.
In the fourth quarter of 2005, Citizens anticipates net interest income will be slightly lower than the third quarter of 2005 as a result of anticipated margin compression and slightly lower investment portfolio balances.
Noninterest Income
Noninterest income for the third quarter of 2005 was $23.9 million, an increase of $0.8 million or 3.4% from the second quarter of 2005 and a decrease of $11.1 million or 31.8% from the third quarter of 2004. The increase from the prior quarter was due to increases in deposit service charges, mortgage and other loan income, and other income, which were partially offset by decreases in brokerage and investment fees. Compared to the same period of 2004, the decline was primarily the result of the $11.7 million gain on the sale of the Illinois bank in the third quarter of 2004. For the first nine months of 2005, noninterest income totaled $69.5 million, a decrease of $10.8 million or 13.5% from the $80.4 million in same period of 2004. The variance from the prior year was primarily the result of the aforementioned sale of the Illinois bank, partially offset by the $1.6 million net loss on sale of securities during 2004.
Deposit service charges for the third quarter of 2005 increased $0.5 million or 5.9% to $9.3 million compared with the second quarter of 2005 and increased $0.1 million or 1.6% from the third quarter of 2004. The increases were the result of higher transaction activity and continued focus on fee waiver management. For the first nine months of 2005, deposit service charges totaled $26.5 million, essentially unchanged from the same period of the prior year.
Trust fees for the third quarter of 2005 were essentially unchanged from the second quarter of 2005 and increased $0.3 million or 7.6% to $4.5 million compared with the third quarter of 2004. For the first nine months of 2005, trust fees totaled $13.5 million, an increase of $0.4 million or 3.0% from the same period of 2004. The increases were attributable to stronger financial markets, continued execution of the sales management process and improved pricing discipline, partially offset by attrition. Total trust assets under administration of $2.6 billion at September 30, 2005 were essentially unchanged from June 30, 2005 and decreased $41.5 million compared with September 30, 2004. The decline in trust assets from September 30, 2004 was due to the reduction of two institutional relationships and the exit of custody assets related to two relationships during the periods presented. The effect of these exits was partially offset by stronger financial markets at September 30, 2005 and continued growth in the bank’s core segments of investment management and employee benefit plans.
Mortgage and other loan income for the third quarter of 2005 increased $0.4 million or 18.1% to $2.5 million compared with the second quarter of 2005 and increased $0.7 million or 40.0% from the third quarter of 2004. The increases reflect better execution of secondary market sales. For the first nine months of 2005, mortgage and other loan income totaled $6.9 million, a decrease of $0.2 million or 2.4% from the same period of the prior year. The decline was a result of lower letter of credit fees.
Brokerage and investment fees for the third quarter of 2005 decreased $0.3 million or 13.6% to $2.0 million compared with the second quarter of 2005 and increased $0.3 million or 14.9% compared with the third quarter of 2004. The decrease was due to a successful sales campaign in the second quarter of 2005. The increase from the third quarter of 2004 was due to improved consultative selling efforts coordinated between the Wealth Management and Consumer Banking lines of business. For the first nine months of 2005, brokerage and investment fees totaled $5.9 million, a decrease of $0.3 million or 4.8% from the same period of 2004. The decline was the result of lower fixed annuity sales in 2005, primarily related to a bonus annuity rate offered during the second quarter of 2004, and the current interest rate environment.
For the third quarter of 2005, all other noninterest income categories, which include bankcard fees, gain on the sale of the Illinois bank subsidiary, other income, and investment securities gains (losses), increased $0.2 million or 3.1% to $5.6 million over the second quarter of 2005 and decreased $12.6 million or 69.0% from the third quarter of 2004. The increase from the second quarter of 2005 was the result of $0.4 million in income related to Citizens’ parent company’s venture capital investment in a limited partnership, which began in 1998, pursuing early stage investment opportunities in technology-driven businesses located in the Midwestern United States. The decrease from the third quarter of 2004 was primarily the result of three events that occurred during the third quarter of 2004: the $11.7 million gain on the sale of the Illinois bank, the $0.5 million gain on the sale of securities, and the income recorded in connection with the aforementioned venture capital investment. For the first nine months of 2005, all other noninterest income categories totaled $16.9 million, a decrease of $10.9 million or 39.3% from the same period of 2004. The decrease was largely the result of the aforementioned third quarter 2004 events and the sale of former branch and other bank premises during 2004, partially offset by a net loss on the sale of securities during 2004 of $1.6 million and several previously disclosed payments from third-parties received in the first and second quarters of 2005 totaling $1.0 million.
Citizens anticipates total noninterest income in the fourth quarter will be relatively consistent with or slightly lower than the third quarter of 2005 due to lower seasonal activity in deposit service charges, lower mortgage volume, and lower income related to the venture capital investment, partially offset by higher trust fees.
Noninterest Expense
Noninterest expense for the third quarter of 2005 was $60.6 million, a decrease of $0.4 million or 0.7% compared to the second quarter of 2005 and a decrease of $18.4 million or 23.3% from the third quarter of 2004. The decrease from the second quarter of 2005 was due to decreases in occupancy, equipment, data processing services, and other loan expenses, which were partially offset by increases in salaries, employee benefits, and professional services. The variance from the third quarter of 2004 was primarily a result of the $18.0 million prepayment penalty on high cost Federal Home Loan Bank (“FHLB”) debt incurred in the third quarter of 2004 and decreases in equipment, advertising and public relations, and other expenses, partially offset by increases in salaries and employee benefits, occupancy, professional services, and other loan expenses. For the first nine months of 2005, noninterest expenses totaled $182.1 million, a decrease of $19.5 million or 9.7% from $201.7 million for the same period of 2004. This decrease reflects the aforementioned FHLB prepayment penalty and declines in advertising and public relations, other loan expense, and other expenses, partially offset by increases in salaries and employee benefits, occupancy, and equipment.
Salaries and employee benefits for the third quarter of 2005 increased $1.7 million or 5.3% to $34.1 million compared with the second quarter of 2005 and increased $1.4 million or 4.3% compared with the third quarter of 2004. In total, salary costs increased as a result of higher stock-related compensation, higher incentive payouts, and one additional business day in the third quarter of 2005. Salary costs included $0.4 million in severance for each of the second and third quarters of 2005 and $0.2 million in the third quarter of 2004. Benefits increased as a result of higher health insurance and payroll taxes. Citizens had 2,144 full time equivalent employees at September 30, 2005, essentially unchanged from June 30, 2005 and down from 2,260 at September 30, 2004. For the first nine months of 2005, salaries and employee benefits totaled $99.8 million, an increase of $2.0 million or 2.0% from the $97.8 million for the same period of 2004. The increase was largely a result of higher incentive payouts, higher employee benefit costs related to pension and insurance expenses, and personnel increases in Citizens’ Southeast Michigan market.
Occupancy costs for the third quarter of 2005 decreased $0.4 million or 7.6% to $5.3 million compared to the second quarter of 2005. The decrease was primarily a result of additional rental costs during the second quarter of 2005. Occupancy costs increased $0.4 million or 8.1% over the third quarter of 2004. For the first nine months of 2005, occupancy costs totaled $16.5 million, which represents a $1.4 million increase or 9.1% over the $15.1 million for the same period of 2004. These increases were largely the result of building rent and depreciation expenses related to the new branches and regional hubs opened in Southeast Michigan throughout 2004 and 2005, and the Michigan and Wisconsin re-branding projects.
Professional services for the third quarter of 2005 increased $0.8 million or 21.2% to $4.5 million compared with the second quarter of 2005 and increased $0.4 million or 9.3% compared with the third quarter of 2004. The increases were primarily the result of higher consulting fees associated with several initiatives targeted at developing corporate strategies to produce enhanced profitability and revenue momentum, enhancing overall corporate risk management and ensuring regulatory compliance. For the first nine months of 2005, professional services totaled $12.4 million, essentially unchanged from the same period of 2004.
Equipment costs for the third quarter of 2005 decreased $1.8 million or 36.5% to $3.1 million compared to the second quarter of 2005 and decreased $0.4 million or 10.2% compared with the third quarter of 2004. For the first nine months of 2005, equipment costs totaled $11.4 million, an increase of $0.6 million or 5.3% over the same period of 2004. These variances were primarily due to $1.5 million in additional depreciation during the second quarter of 2005 as a result of aligning the service life for these items with the current capitalization policy.
Advertising and public relations expense for the third quarter of 2005 decreased $0.1 million or 5.7% compared to the second quarter of 2005 and decreased $0.4 million or 17.8% compared with the third quarter of 2004. For the first nine months of 2005, advertising and public relations totaled $5.3 million, a decrease of $1.0 million or 15.8% from the same period of 2004. The decreases were the result of reduced advertising and marketing expenses associated with the Southeast Michigan initiative.
Other loan expenses for the third quarter of 2005 decreased $0.2 million or 17.6% to $0.7 million compared to the second quarter of 2005 and increased $0.3 million or 87.6% compared with the third quarter of 2004. The variance for both periods was the result of provisioning to fund the reserve for unused loan commitments, which fluctuates with the amount of unadvanced customer lines of credit. For the first nine months of 2005, other loan expenses totaled $2.0 million, a decrease of $1.2 million or 37.4% from the $3.1 million for the same period of 2004. The decrease was primarily the result of lower consumer loan volumes and process improvements implemented in the consumer loan processing department during the third quarter of 2004.
For the third quarter of 2005, all other noninterest expense categories, which include data processing services, postage and delivery, telephone, stationery and supplies, intangible asset amortization, prepayment penalty on FHLB advances, and other expenses, decreased $0.4 million or 3.9% to $11.1 million from the second quarter of 2005 and decreased $20.2 million or 64.5% from the third quarter of 2004. The decrease from the second quarter of 2005 was the result of lower telecommunication and data processing expenses. The decrease from the third quarter of 2004 was primarily a result of the $18.0 million prepayment penalty on high cost FHLB debt and certain tax related reconciliation items incurred in the third quarter of 2004. For the first nine months of 2005, all other noninterest expense categories decreased $21.4 million or 38.1% to $34.8 million compared to the same period of 2004. The decrease was the result of the aforementioned FHLB prepayment penalty and reconciliation items as well as reduced supply costs due to the 2005 implementation of an online supplies procurement system that improved awareness of these expenses.
Citizens anticipates that noninterest expenses for the fourth quarter will be lower than the third quarter of 2005 due to anticipated reductions in benefits, professional services, and other expenses.
Income Tax Provision
Income tax provision for the third quarter of 2005 was $8.0 million, a decrease of $0.9 million or 10.4% compared to the second quarter of 2005 and an increase of $7.3 million over the third quarter of 2004. For the first nine months of 2005, income tax provision totaled $24.0 million, an increase of $10.7 million or 80.7% over the same period of 2004. The increases were attributable to higher pre-tax income, a $1.3 million ($0.8 million after-tax) reduction in the deferred Wisconsin state income tax asset as a result of the April 2005 merger of the Michigan and Wisconsin bank charters and the third quarter 2004 tax benefit from the Illinois bank sale.

The effective tax rate was 27.70% for the third quarter of 2005 compared to 30.38% for the second quarter of 2005 and 3.82% for the third quarter of 2004. On a year-to-date basis, the effective tax rate was 28.05% and 19.24% for 2005 and 2004, respectively. The increases were a result of the aforementioned Wisconsin deferred tax asset release and the Illinois bank sale.
Citizens anticipates that the income tax provision for the fourth quarter will be consistent with the third quarter of 2005.
Other News
New Branch Facility in Southeast Michigan
A newly constructed branch featuring distinctive architecture was opened in September. This facility replaces a temporary structure located at our Novi hub office near 12 Mile and Haggerty. Some of the unique features of the new branch include: Business X-Press teller area to accommodate commercial clients, e-teller offering clients an alternate banking source, web-based self-service banking area, and client-focused information presented via state-of-the-art plasma screens.
Citizens Bank Contributes $50,000 to the American Red Cross Hurricane Katrina Disaster Relief
As previously announced on September 15, 2005, Citizens contributed $50,000 to the American Red Cross Hurricane Katrina disaster relief efforts. The company also matched contributions made by its employees through October 16, 2005, which totaled $17,668. The company encouraged the public to donate as well and arranged to accept checks payable to the American Red Cross at its Citizens Bank and F&M Bank locations through October 16, 2005.
Stock Repurchase Program
During the third quarter of 2005, Citizens repurchased a total of 288,000 shares of its stock at an average price of $29.98. As of September 30, 2005 there are 2,376,200 shares remaining to be purchased under the program approved by the company’s Board of Directors on October 16, 2003.
Dividend Announcement
The Board of Directors of Citizens Banking Corporation declared a cash dividend of $0.285 per share of common stock. The dividend is payable on November 11, 2005, to shareholders of record on November 2, 2005.
Investor Conference Call
William R. Hartman, chairman, president and CEO, Charles D. Christy, CFO, John D. Schwab, chief credit officer, and Martin E. Grunst, treasurer, will review the quarter’s results in a conference call for investors and analysts beginning at 10:00am EDT on Friday, October 21, 2005.
A live audio webcast is available at http://www.vcall.com/CEPage.asp?ID=95379 To participate in the conference call, please call the number below approximately 10 minutes prior to the scheduled conference time: US/Canada Dial-In Number: (877) 407-9205 International Dial-In Number: (201) 689-8054 Conference ID: 170724 Conference Name: “Citizens Banking Corporation 3rd Quarter Earnings Conference Call” R.S.V.P. is not required.
A playback of the conference call will be available after 12:00pm EDT through November 4, 2005, by dialing US/Canada Dial-In Number: (877) 660-6853 or International Dial-In Number: (201) 612-7415, Account Number: 286, Conference ID: 170724. Also, the call can be accessed via Citizens’ Web site, through the Investor Relations section at http://www.citizensonline.com
Corporate Profile
Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 182 branch, private banking, and financial center locations and 190 ATMs throughout Michigan, Wisconsin, and Iowa.
Safe Harbor Statement
Discussions in this release that are not statements of historical fact (including statements that include terms such as “will” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” and “plan”) are forward-looking statements that involve risks and uncertainties, and Citizens’ actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, without limitation, adverse changes in Citizens’ loan and lease portfolios and the resulting credit risk-related losses and expenses (including losses due to fraud and economic factors), Citizens’ future lending and collections experience and the potential inadequacy of Citizens’ loan loss reserves, interest rate fluctuations and the effects on net interest income of changes in Citizens’ interest rate risk position, the potential inability to hedge certain risks economically, other adverse changes in economic or financial market conditions, the effects of terrorist attacks and potential attacks, Citizens’ potential inability to continue to attract core deposits, Citizens’ potential inability to continue to obtain third party financing on favorable terms, adverse changes in competition and pricing environments, Citizens’ potential failure to maintain or improve loan quality levels and origination volume, unanticipated expenses and payments relating to litigation brought against Citizens from time to time, unanticipated technological changes that require major capital expenditures, adverse changes in applicable laws and regulatory requirements, the potential lack of market acceptance of Citizens’ products and services, adverse changes in Citizens’ relationship with major customers, changes in accounting and tax rules and interpretations that negatively impact results of operations or capital, the potential inadequacy of Citizens’ business continuity plans, the potential failure of Citizens’ external vendors to fulfill their contractual obligations to Citizens, Citizens’ potential inability to integrate acquired operations, unanticipated environmental liabilities or costs, impairment of the ability of the banking subsidiaries to pay dividends to the holding company parent, Citizens’ success in managing the risks involved in the foregoing, and other risks and uncertainties detailed from time to time in its filings with the Securities and Exchange Commission. Other factors not currently anticipated by management may also materially and adversely affect Citizens’ results of operations. There can be no assurance that the future results will meet expectations. While Citizens believes that its forward-looking statements are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.
####
(Financial highlights follow)
Visit our Web site at http://www.CitizensOnline.com

Consolidated Balance Sheets (Unaudited)
Citizens Banking Corporation and Subsidiaries

	September 30,	June 30,	September 30,
(in thousands)	2005	2005	2004

Assets
Cash and due from banks	$184,135	$163,461	$166,936
Interest-bearing deposits with banks	1,366	1,128	1,933
Investment Securities:
Available-for-sale:
U.S. Treasury and federal agency securities	1,283,574	1,341,398	1,384,546
State and municipal securities	381,914	379,625	407,226
Other securities	55,680	56,118	70,902
Held-to-maturity:
State and municipal securities (fair value of $75,333, $69,263 and $49,646, respectively)	74,943	67,813	48,878

Total investment securities	1,796,111	1,844,954	1,911,552
Mortgage loans held for sale	29,847	29,751	15,715
Loans:
Commercial	1,623,857	1,634,924	1,618,678
Commercial real estate	1,377,082	1,334,169	1,210,661
Residential mortgage loans	531,953	524,735	502,784
Direct consumer	1,171,388	1,186,659	1,133,644
Indirect consumer	864,994	842,741	837,664

Total loans	5,569,274	5,523,228	5,303,431
Less: Allowance for loan losses	(118,626)	(119,967)	(122,184)

Net loans	5,450,648	5,403,261	5,181,247
Premises and equipment	120,755	120,353	117,743
Goodwill	54,527	54,527	54,527
Other intangible assets	11,858	12,582	14,758
Bank owned life insurance	83,773	83,183	82,022
Other assets	118,330	112,737	113,017

Total assets	$7,851,350	$7,825,937	$7,659,450

Liabilities

Noninterest-bearing deposits	$939,560	$927,270	$933,864
Interest-bearing demand deposits	962,893	1,008,599	1,206,540
Savings deposits	1,445,838	1,475,220	1,521,415
Time deposits	1,878,180	1,789,649	1,605,520

Total deposits	5,226,471	5,200,738	5,267,339
Federal funds purchased and securities sold under agreements to repurchase	916,816	930,499	707,219
Other short-term borrowings	11,825	17,952	44,266
Other liabilities	83,553	78,072	64,588
Long-term debt	957,836	936,527	926,318

Total liabilities	7,196,501	7,163,788	7,009,730

Shareholders’ Equity

Preferred stock — no par value	—	—	—
Common stock — no par value	87,405	94,100	97,882
Retained earnings	563,597	555,017	530,896
Accumulated other comprehensive income	3,847	13,032	20,942

Total shareholders’ equity	654,849	662,149	649,720

Total liabilities and shareholders’ equity	$7,851,350	$7,825,937	$7,659,450

Consolidated Statements of Income (Unaudited)
Citizens Banking Corporation and Subsidiaries

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2005	2004	2005	2004

Interest Income

Interest and fees on loans	$88,536	$75,470	$251,283	$223,249
Interest and dividends on investment securities:
Taxable	14,845	15,312	44,512	46,775
Tax-exempt	5,109	5,243	15,453	15,766
Money market investments	16	4	43	8

Total interest income	108,506	96,029	311,291	285,798

Interest Expense

Deposits	21,859	15,634	59,052	47,977
Short-term borrowings	7,707	2,701	18,848	5,771
Long-term debt	9,298	8,393	26,737	25,203

Total interest expense	38,864	26,728	104,637	78,951

Net Interest Income	69,642	69,301	206,654	206,847
Provision for loan losses	4,000	4,985	8,396	16,485

Net interest income after provision for loan losses	65,642	64,316	198,258	190,362

Noninterest Income

Service charges on deposit accounts	9,343	9,196	26,452	26,307
Trust fees	4,541	4,222	13,456	13,060
Mortgage and other loan income	2,450	1,750	6,884	7,053
Brokerage and investment fees	1,974	1,719	5,857	6,152
Bankcard fees	976	853	2,777	2,547
Gain on sale of Illinois bank subsidiary	—	11,650	—	11,650
Other	4,657	5,158	14,079	15,147

Total fees and other income	23,941	34,548	69,505	81,916
Investment securities gains	0	534	43	(1,519)

Total noninterest income	23,941	35,082	69,548	80,397

Noninterest Expense

Salaries and employee benefits	34,060	32,649	99,762	97,773
Occupancy	5,255	4,859	16,500	15,123
Professional services	4,517	4,131	12,442	12,340
Equipment	3,133	3,486	11,371	10,796
Data processing services	3,188	3,192	10,056	10,278
Advertising and public relations	1,717	2,090	5,283	6,273
Postage and delivery	1,512	1,516	4,622	4,934
Telephone	1,242	1,543	4,148	4,528
Other loan expenses	720	384	1,969	3,144
Stationery and supplies	726	947	2,247	2,705
Intangible asset amortization	725	725	2,174	2,174
Prepayment penalty on FHLB advances	—	17,959	—	17,959
Other	3,755	5,492	11,567	13,623

Total noninterest expense	60,550	78,973	182,141	201,650

Income Before Income Taxes	29,033	20,425	85,665	69,109
Income tax provision	8,041	779	24,028	13,298

Net Income	$20,992	$19,646	$61,637	$55,811

Net Income Per Common Share:
Basic	$0.49	$0.46	$1.43	$1.29
Diluted	0.48	0.45	1.41	1.28

Cash Dividends Declared Per Common Share	0.285	0.285	0.855	0.855

Average Common Shares Outstanding:
Basic	43,099	43,224	43,161	43,277
Diluted	43,453	43,677	43,507	43,763

Selected Quarterly Information
Citizens Banking Corporation and Subsidiaries

	3rd Qtr 2005	2nd Qtr 2005	1st Qtr 2005	4th Qtr 2004	3rd Qtr 2004

Summary of Operations (thousands)

Interest income	$108,506	$103,619	$99,166	$97,170	$96,029
Interest expense	38,864	34,840	30,933	28,690	26,728
Net interest income	69,642	68,779	68,233	68,480	69,301
Provision for loan losses	4,000	1,396	3,000	4,609	4,985
Net interest income after provision for loan losses	65,642	67,383	65,233	63,871	64,316
Total fees and other income	23,941	23,109	22,455	23,644	34,548
Investment securities gains (losses)	0	37	6	10	534
Noninterest expense	60,550	60,990	60,601	61,117	78,973
Income tax provision	8,041	8,974	7,013	6,122	779
Net income	20,992	20,565	20,080	20,286	19,646
Taxable equivalent adjustment	3,284	3,324	3,353	3,324	3,350

At Period End (millions)

Total assets	$7,851	$7,826	$7,777	$7,706	$7,659
Total earning assets	7,397	7,399	7,358	7,292	7,233
Total loans including held for sale	5,599	5,553	5,464	5,421	5,319
Total deposits	5,226	5,201	5,290	5,300	5,267
Total shareholders’ equity	655	662	646	654	650

Average Balances (millions)

Total assets	$7,821	$7,807	$7,728	$7,661	$7,669
Total earning assets	7,393	7,386	7,302	7,238	7,235
Total loans including held for sale	5,572	5,510	5,424	5,337	5,289
Total deposits	5,239	5,254	5,349	5,258	5,336
Total shareholders’ equity	655	654	649	649	637
Shareholders’ equity / assets	8.38%	8.37%	8.40%	8.48%	8.31%

Credit Quality Statistics (thousands)

Nonaccrual loans	$35,527	$42,191	$36,593	$42,819	$41,706
Loans 90 or more days past due and still accruing	92	2	11	40	324
Restructured loans	13	32	42	42	52

Total nonperforming loans	35,632	42,225	36,646	42,901	42,082
Other repossessed assets acquired (ORAA)	6,984	6,817	7,118	7,946	10,303

Total nonperforming assets	$42,616	$49,042	$43,764	$50,847	$52,385

Allowance for loan losses	$118,626	$119,967	$120,945	$122,184	$122,184
Allowance for loan losses as a percent of portfolio loans	2.13%	2.17%	2.23%	2.27%	2.30%
Allowance for loan losses as a percent of nonperforming assets	278.36	244.62	276.36	240.30	233.24
Allowance for loan losses as a percent of nonperforming loans	332.92	284.11	330.04	284.80	290.35
Nonperforming assets as a percent of portfolio loans plus ORAA	0.76	0.89	0.80	0.94	0.99
Nonperforming assets as a percent of total assets	0.54	0.63	0.56	0.66	0.68
Net loans charged off as a percent of average portfolio loans (annualized)	0.38	0.17	0.32	0.35	0.38
Net loans charged off (000)	$5,341	$2,374	$4,239	$4,609	$4,984

Per Common Share Data

Net Income:
Basic	$0.49	$0.48	$0.46	$0.47	$0.46
Diluted	0.48	0.47	0.46	0.46	0.45
Dividends	0.285	0.285	0.285	0.285	0.285
Market Value:
High	$32.15	$30.98	$34.81	$35.43	$33.36
Low	28.20	26.35	29.02	32.01	29.42
Close	28.40	30.22	29.36	34.35	32.57
Book value	15.21	15.31	14.95	15.13	15.03
Shares outstanding, end of period (000)	43,044	43,261	43,173	43,240	43,234

Performance Ratios (annualized)

Net interest margin (FTE) (1)	3.93%	3.92%	3.96%	3.97%	4.02%
Return on average assets	1.06	1.06	1.05	1.05	1.02
Return on average shareholders’ equity	12.71	12.62	12.54	12.43	12.27
Efficiency ratio (2)	62.51	64.06	64.44	64.21	63.86

(1)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.
(2)	Efficiency Ratio = Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income). It measures how efficiently a bank spends its revenues. The fourth quarter 2004 excludes a special charge recovery of $0.2 million and the third quarter 2004 excludes the gain on the sale of the Illinois Bank subsidiary of $11.7 million and a prepayment penalty on FHLB advances of $18.0 million.

The efficiency ratio for the fourth and third quarters of 2004 would equal 64.03% and 73.67%, respectively, if these items were included in the calculation.

Financial Summary and Comparison
Citizens Banking Corporation and Subsidiaries

	Nine months ended
	September 30,
	2005	2004	% Change

Summary of Operations (thousands)

Interest income	$311,291	$285,798	8.9%
Interest expense	104,637	78,951	32.5
Net interest income	206,654	206,847	(0.1)
Provision for loan losses	8,396	16,485	(49.1)
Net interest income after provision for loan losses	198,258	190,362	4.1
Total fees and other income	69,505	81,916	(15.2)
Investment securities gains (losses)	43	(1,519)	N/M
Noninterest expense	182,141	201,650	(9.7)
Income tax provision	24,028	13,298	80.7
Net income	61,637	55,811	10.4

At Period End (millions)

Total assets	$7,851	$7,659	2.5%
Total earning assets	7,397	7,233	2.3
Total loans including held for sale	5,599	5,319	5.3
Total deposits	5,226	5,267	(0.8)
Total shareholders’ equity	655	650	0.8

Average Balances (millions)

Total assets	$7,786	$7,693	1.2%
Total earning assets	7,361	7,267	1.3
Total loans including held for sale	5,503	5,277	4.3
Total deposits	5,280	5,415	(2.5)
Total shareholders’ equity	653	636	2.6
Shareholders’ equity / assets	8.38%	8.27%	1.4

Per Common Share Data

Net Income:
Basic	$1.43	$1.29	10.9%
Diluted	1.41	1.28	10.2
Dividends	0.855	0.855	0.0

Market Value:
High	$34.81	$34.00	2.4
Low	26.35	28.31	(6.9)
Close	28.40	32.57	(12.8)
Book value	15.21	15.03	1.2
Tangible book value	13.67	13.43	1.8
Shares outstanding, end of period (000)	43,044	43,234	(0.4)

Performance Ratios (annualized)

Net interest margin (FTE) (1)	3.94%	4.00%	(1.5)%
Return on average assets	1.06	0.97	9.3
Return on average shareholders’ equity	12.62	11.72	7.7
Net loans charged off as a percent of average portfolio loans	0.29	0.41	(29.3)

(1)	Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $10.0 million and $10.1 million for the nine months ended September 30, 2005 and 2004, respectively, based on a tax rate of 35%.
N/M — not meaningful

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Banking Corporation and Subsidiaries

	Three Months Ended
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(in thousands)	2005	2005	2005	2004	2004

NONINTEREST INCOME:
Service charges on deposit accounts	$9,343	$8,822	$8,287	$8,814	$9,196
Trust fees	4,541	4,503	4,412	4,794	4,222
Mortgage and other loan income	2,450	2,074	2,360	2,562	1,750
Brokerage and investment fees	1,974	2,284	1,599	1,733	1,719
Bankcard fees	976	961	840	897	853
Gain on sale of Illinois bank subsidiary	—	—	—	—	11,650
Other income	4,657	4,465	4,957	4,844	5,158

Total fees and other income	23,941	23,109	22,455	23,644	34,548
Investment securities gains	0	37	6	10	534

TOTAL NONINTEREST INCOME	$23,941	$23,146	$22,461	$23,654	$35,082

NONINTEREST EXPENSE:
Salaries and employee benefits	$34,060	$32,351	$33,351	$31,320	$32,649
Occupancy	5,255	5,685	5,560	5,077	4,859
Professional services	4,517	3,726	4,199	3,911	4,131
Equipment	3,133	4,937	3,301	3,575	3,486
Data processing services	3,188	3,499	3,369	3,074	3,192
Advertising and public relations	1,717	1,820	1,746	2,907	2,090
Postage and delivery	1,512	1,520	1,590	1,600	1,516
Telephone	1,242	1,465	1,441	1,502	1,543
Other loan expenses	720	874	375	840	384
Stationery and supplies	726	602	919	1,046	947
Intangible asset amortization	725	724	725	725	725
Prepayment penalty on FHLB advances	—	—	—	—	17,959
Other expense	3,755	3,787	4,025	5,540	5,492

TOTAL NONINTEREST EXPENSE	$60,550	$60,990	$60,601	$61,117	$78,973

Average Balances, Yields and Rates

	Three Months Ended
	September 30, 2005		June 30, 2005		September 30, 2004
	Average	Average	Average	Average	Average	Average
(in thousands)	Balance	Rate (1)	Balance	Rate (1)	Balance (2)	Rate (1)(2)

Earning Assets
Money market investments	$2,691	2.30	3,209	2.28	2,592	0.57
Investment securities (3):
Taxable	1,381,469	4.30	1,436,384	4.17	1,491,700	4.11
Tax-exempt	428,534	7.34	421,144	7.52	426,893	7.56
Mortgage loans held for sale	40,836	5.18	38,478	5.59	24,368	5.64
Loans (4):
Commercial	1,622,724	6.36	1,640,287	5.90	1,606,257	5.19
Commercial real estate	1,352,733	6.43	1,320,077	6.28	1,223,116	5.90
Residential mortgage loans	520,861	5.54	499,425	5.64	486,879	5.76
Direct consumer	1,178,476	6.46	1,181,656	6.15	1,124,344	5.57
Indirect consumer	856,207	6.58	830,330	6.53	824,030	6.66

Total portfolio loans	5,531,001	6.36	5,471,775	6.12	5,264,626	5.72

Total earning assets	7,384,531	6.02	7,370,990	5.81	7,210,179	5.49

Nonearning Assets
Cash and due from banks	158,631		152,838		170,013
Bank premises and equipment	121,142		121,863		118,110
Investment security fair value adjustment	8,321		15,326		24,664
Other nonearning assets	267,861		266,932		270,491
Allowance for loan losses	(119,695)		(120,560)		(124,197)

Total assets	$7,820,791		$7,807,389		$7,669,260

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$1,016,366	0.67	$1,071,211	0.67	$1,269,994	0.76
Savings deposits	1,471,878	1.55	1,512,212	1.28	1,493,434	0.84
Time deposits	1,810,928	3.16	1,742,621	2.88	1,634,243	2.44
Short-term borrowings	900,520	3.40	890,444	3.02	694,850	1.55
Long-term debt	942,624	3.92	925,817	3.91	923,476	3.62

Total interest-bearing liabilities	6,142,316	2.51	6,142,305	2.27	6,015,997	1.77

Noninterest-Bearing Liabilities and Shareholders’ Equity

Noninterest-bearing demand	939,668		927,566		938,155
Other liabilities	83,671		83,828		77,905
Shareholders’ equity	655,136		653,690		637,203

Total liabilities and shareholders’ equity	$7,820,791		$7,807,389		$7,669,260

Interest Spread		3.51%		3.54%		3.72%
Contribution of noninterest bearing sources of funds		0.42		0.38		0.30

Net Interest Income as a Percent of Earning Assets		3.93%		3.92%		4.02%

(1)	Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2)	Certain amounts have been reclassified to conform with current year presentation.

(3)	For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4)	Nonaccrual loans are included in average balances.

Average Balances, Yields and Rates

	Nine Months Ended September 30,
	2005		2004
	Average	Average	Average	Average
(in thousands)	Balance	Rate (1)	Balance (2)	Rate (1)(2)

Earning Assets
Money market investments	2,570	2.22	2,159	0.49
Investment securities (3):
Taxable	1,417,647	4.19	1,533,232	4.07
Tax-exempt	423,564	7.48	425,205	7.61
Mortgage loans held for sale	36,920	5.41	35,132	5.51
Loans (4):
Commercial	1,626,133	5.96	1,619,255	5.10
Commercial real estate	1,321,703	6.27	1,264,193	5.85
Residential mortgage loans	506,154	5.55	486,977	5.77
Direct consumer	1,176,047	6.22	1,093,297	5.59
Indirect consumer	835,741	6.59	777,908	6.75

Total portfolio loans	5,465,778	6.15	5,241,630	5.69

Total earning assets	7,346,479	5.84	7,237,358	5.46
Nonearning Assets
Cash and due from banks	156,556		164,142
Bank premises and equipment	121,303		117,037
Investment security fair value adjustment	14,168		29,624
Other nonearning assets	267,881		269,539
Allowance for loan losses	(120,502)		(125,008)

Total assets	$7,785,885		$7,692,692

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$1,079,770	0.68	$1,314,645	0.74
Savings deposits	1,536,209	1.36	1,388,673	0.68
Time deposits	1,739,284	2.91	1,802,073	2.50
Short-term borrowings	836,980	3.01	630,578	1.22
Long-term debt	932,035	3.83	932,511	3.61

Total interest-bearing liabilities	6,124,278	2.28	6,068,480	1.74

Noninterest-Bearing Liabilities and Shareholders’ Equity

Noninterest-bearing demand	924,737		909,293
Other liabilities	84,084		78,593
Shareholders’ equity	652,786		636,326

Total liabilities and shareholders’ equity	$7,785,885		$7,692,692

Interest Spread		3.56%		3.72%
Contribution of noninterest bearing sources of funds		0.38		0.28

Net Interest Income as a Percent of Earning Assets		3.94%		4.00%

(1)	Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2)	Certain amounts have been reclassified to conform with current year presentation.

(3)	For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4)	Nonaccrual loans are included in average balances.

Nonperforming Assets
Citizens Banking Corporation and Subsidiaries

	Three Months Ended
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(in thousands)	2005	2005	2005	2004	2004

Commercial (1)
Commercial	$14,457	$17,903	$12,991	$13,774	$16,407
Commercial real estate	5,720	9,692	11,004	14,464	12,290

Total commercial	20,177	27,595	23,995	28,238	28,697
Consumer:
Direct	4,459	3,726	3,474	3,518	3,682
Indirect	962	1,042	1,025	2,420	1,158
Residential mortgage	9,929	9,828	8,099	8,643	8,169
Loans 90 days or more past due and still accruing	92	2	11	40	324
Restructured loans	13	32	42	42	52

Total Nonperforming Loans	35,632	42,225	36,646	42,901	42,082
Other Repossessed Assets Acquired	6,984	6,817	7,118	7,946	10,303

Total Nonperforming Assets	$42,616	$49,042	$43,764	$50,847	$52,385

(1) Changes in commercial nonperforming loans for the quarter (in millions):
Inflows	$9.9	$21.1	$11.2	$18.4	$22.3
Outflows	(17.3)	(17.5)	(15.4)	(18.9)	(29.4)

Net change	$(7.4)	$3.6	$(4.2)	$(0.5)	$(7.1)

Summary of Loan Loss Experience
Citizens Banking Corporation and Subsidiaries

	Three Months Ended
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(in thousands)	2005	2005	2005	2004	2004

Allowance for loan losses — beginning of period	$119,967	$120,945	$122,184	$122,184	$123,805

Less: Allowance of sold bank	—	—	—	—	(1,622)

Provision for loan losses	4,000	1,396	3,000	4,609	4,985
Charge-offs:
Commercial	1,912	2,722	2,463	1,876	3,216
Commercial real estate	1,965	200	678	5,754	1,763

Total commercial	3,877	2,922	3,141	7,630	4,979
Residential mortgage	182	127	324	238	324
Direct consumer	1,257	1,227	1,424	1,600	1,471
Indirect consumer	2,640	1,534	2,236	2,155	1,888

Total charge-offs	7,956	5,810	7,125	11,623	8,662

Recoveries:
Commercial	1,334	2,117	1,162	5,459	2,345
Commercial real estate	232	227	707	609	339

Total commercial	1,566	2,344	1,869	6,068	2,684
Residential mortgage	32	—	—	—	34
Direct consumer	370	377	343	364	342
Indirect consumer	647	715	674	582	618

Total recoveries	2,615	3,436	2,886	7,014	3,678

Net charge-offs	5,341	2,374	4,239	4,609	4,984

Allowance for loan losses — end of period	$118,626	$119,967	$120,945	$122,184	$122,184

Reserve for loan commitments — end of period	$3,023	$2,868	$2,596	$2,833	$2,630

	Three Months Ended September 30, 2005						Nine Months Ended September 30, 2005
		Commercial	Residential	Direct	Indirect			Commercial	Residential	Direct	Indirect
	Commercial	real estate	mortgage	consumer	consumer	Total	Commercial	real estate	mortgage	consumer	consumer	Total

Charge-offs:
Michigan	$1,268	$1,757	$130	$1,079	$2,640	$6,874	$3,974	$1,922	$453	$3,125	$6,410	$15,884
Wisconsin	640	208	50	140	—	1,038	2,822	921	138	609	—	4,490
Iowa	4	—	2	38	—	44	301	—	42	174	—	517

Total charge-offs	1,912	1,965	182	1,257	2,640	7,956	7,097	2,843	633	3,908	6,410	20,891

Recoveries:
Michigan	584	165	30	306	647	1,732	2,366	898	30	901	2,036	6,231
Wisconsin	746	67	2	47	—	862	2,068	268	2	134	—	2,472
Iowa	4	—	—	17	—	21	179	—	—	55	—	234

Total recoveries	1,334	232	32	370	647	2,615	4,613	1,166	32	1,090	2,036	8,937

Net charge-offs	$578	$1,733	$150	$887	$1,993	$5,341	$2,484	$1,677	$601	$2,818	$4,374	$11,954